Exhibit 99.1

Contact:	Michael Kirshbaum Chief Financial Officer 202.266.5876 jacobsg@advisory.com www.advisory.com	The Advisory Board Company 2445 M Street, N.W. Washington, D.C. 20037

THE ADVISORY BOARD COMPANY REPORTS
RESULTS FOR QUARTER ENDED DECEMBER 31, 2012

Company Reports Quarterly Revenue and Contract Value Growth of 18%; Issues Guidance for
Calendar Year 2013; and Announces Acquisition of 360Fresh and the Launch of Two New Programs

WASHINGTON, D.C. — (February 6, 2013) — The Advisory Board Company (NASDAQ: ABCO) today announced financial results for the quarter ended December 31, 2012, which is the third quarter of its 2013 fiscal year. Revenue for the quarter increased 18.1% to $116.2 million, from $98.5 million for the quarter ended December 31, 2011. Contract value increased 18.2% to $450.0 million as of December 31, 2012, up from $380.7 million as of December 31, 2011. For the quarter ended December 31, 2012, net income attributable to common stockholders was $4.4 million, or $0.12 per diluted share, compared to net income attributable to common stockholders of $8.1 million, or $0.23 per diluted share, for the quarter ended December 31, 2011. For the quarter ended December 31, 2012, adjusted EBITDA was $19.3 million, up from $18.9 million for the quarter ended December 31, 2011. Adjusted net income for the quarter ended December 31, 2012 was $10.2 million, or $0.28 per diluted share, compared to $10.5 million, or $0.30 per diluted share, for the quarter ended December 31, 2011. Adjusted EBITDA, adjusted net income, and non-GAAP EPS are all non-GAAP financial measures.

For the nine months ended December 31, 2012, revenue increased 22.7% to $331.1 million, from $269.9 million for the nine months ended December 31, 2011. Net income attributable to common stockholders was $15.8 million, or $0.44 per diluted share, for the nine months ended December 31, 2012, compared to net income attributable to common stockholders of $17.1 million, or $0.50 per diluted share, for the same period of the prior fiscal year. For the nine months ended December 31, 2012, adjusted net income, non-GAAP earnings per diluted share, and adjusted EBITDA were $32.7 million, $0.91, and $60.2 million, respectively.  For the nine months ended December 31, 2011, adjusted net income, non-GAAP earnings per diluted share, and adjusted EBITDA were $28.3 million, $0.83, and $50.0 million, respectively.

Robert Musslewhite, Chief Executive Officer of The Advisory Board Company, commented, “December 31st marked the end of another year of strong revenue and contract value growth with expanding margins.  Our results last year were once again driven by exceptional member attachment to the robust value that we provide, and our 2012 performance sets us up well for 2013 where we will again continue to execute our proven formula.  With the tremendous visibility inherent in our model, we are pleased to provide guidance for another year of strong growth and solid bottom-line performance.  We will also continue to make a number of important investments in the business to set up future revenue growth and sustain our rapid growth and expansion.”

Mr. Musslewhite continued, “A key to our formula is our deep understanding of the needs of our members, which allows us to make smart investments that pay off in future growth, and I am excited to announce today two new program launches that address critical member issues.  The first, the Strategic Sourcing Program, is a new software-based program that serves health system supply chain executives by providing the tools and related support to deliver significant cost savings on critical clinical supplies.  The program combines a best-of-breed e-sourcing technology with our intellectual property on supply chain management and deep category expertise to help members consistently maximize leverage, drive competition, and evaluate total cost savings opportunities across the vast majority of their spend.  In our early pilots of this program, members have achieved outstanding savings, and we are confident in the value we will deliver through a wider launch.”

“Our second new program, the Patient Experience Program, is based on the iRound™ technology we recently acquired and combines mobile collection of behavioral and observational data with real-time, point-of-care service recovery capabilities.  This approach to managing patient experience addresses the key shortcoming of traditional patient satisfaction survey methodologies by empowering frontline staff to respond immediately to unmet patient needs, improving care delivery.  We are excited to be launching our first product off the robust and flexible iRound technology and also about the broader opportunity the iRound platform affords us in the quality, operations, and patient experience space.”

Acquisition of 360Fresh, Inc.

The Company announced the acquisition as of November 15, 2012 of 360Fresh, Inc., a leading provider of clinical data analytics.  The transaction enhances The Advisory Board Company’s existing suite of physician performance management solutions through the addition of unique technology that transforms patient data from a variety of information systems into actionable insights to improve care quality, reduce costs, and enhance productivity for health systems.

Robert Musslewhite commented, “We are excited to add 360Fresh’s outstanding technology to our portfolio.  As the health care market moves towards value-based payment structures, there is increasing urgency for dynamic clinical intelligence that not only alerts against known care rules but also predicts the future impact of today’s decisions.  The 360Fresh technology leverages text analytics and advanced statistical modeling to predict patient outcomes and target interventions in real time.  The powerful capabilities of 360Fresh are a strong match with our current technology programs and will extend our work with our 1300 technology members, including the hundreds of hospitals utilizing our Crimson platform.”

360Fresh’s CEO and President, Jakka Sairamesh (Ramesh), Ph.D., added, “The 360Fresh team and I look forward to leveraging the strengths and capabilities of the 360Fresh tool in the ideal environment created by the Advisory Board’s Crimson platform, deep knowledge base of best practices, and expansive member network.  Joining forces with the Advisory Board will amplify our impact, and we are energized by the large market opportunity ahead of us and the potential to dramatically impact care quality across the country through our collaboration.”

Mr. Musslewhite concluded, “The addition of 360Fresh will greatly enhance our ability to deliver previously difficult-to-discern insights about likely patient paths and outcomes, as well as our ability to help members make efficient use of scarce caregiver resources.  We are confident that the new capabilities will provide significant member value.”

Outlook for Calendar Year 2013

The Company is providing financial guidance for calendar year 2013.  For the calendar year, the Company expects revenue to be in a range of approximately $495 million to $505 million, adjusted EBITDA to be in a range of approximately $90 million to $95 million, and non-GAAP earnings per diluted share to be in a range of approximately $1.18 to $1.28.  For calendar year 2013, the Company expects share-based compensation expense to be approximately $17.5 million, and expects amortization from acquisition-related intangible assets to be approximately $7 million.  For calendar year 2013, the Company expects an effective tax rate in a range of approximately 38% to 39%.  This guidance includes the dilutive effects of the acquisitions of ActiveStrategy and 360Fresh of approximately $6 million to $8 million in adjusted EBITDA and $0.11 to $0.16 in non-GAAP earnings per diluted share.

Non-GAAP Financial Measures

This press release and the accompanying tables present information about the Company’s adjusted EBITDA, adjusted net income, and non-GAAP earnings per diluted share, which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company defines its non-GAAP financial measures as described below.

The term “adjusted EBITDA” refers to a financial measure that we define as net income attributable to common stockholders before provision for income taxes from continuing operations; other income, net, which includes interest income and expense, gains and losses on investment in common stock warrants, and foreign currency losses and gains; depreciation and amortization; equity in loss of unconsolidated entity and related gains or losses associated with the underlying investments; discontinued operations, net of tax; acquisition and similar transaction charges; fair value adjustments to acquisition-related earn out liabilities; and share-based compensation expense. The term “adjusted net income” refers to net income attributable to common stockholders excluding the net of tax effect of equity in loss of unconsolidated entity and related gains or losses associated with the underlying investments; discontinued operations; gains and losses on investment in common stock warrants; amortization of acquisition-related intangibles; acquisition and similar transaction charges; fair value adjustments to acquisition-related earn-out liabilities; and share-based compensation expense. The term “non-GAAP earnings per diluted share” refers to earnings per diluted share excluding the net of tax effect of equity in loss of unconsolidated entity and related gains or losses associated with the underlying investments; discontinued operations; gains and losses on investment in common stock warrants; amortization of acquisition-related intangibles; acquisition and similar transaction charges; fair value adjustments to acquisition-related earn-out liabilities; and share-based compensation expense.

A reconciliation of the foregoing historical non-GAAP financial measures to the most directly comparable historical GAAP financial measures is provided below for each of the periods indicated. It is not practicable to provide a reconciliation of forecasted non-GAAP earnings per diluted share or forecasted adjusted EBITDA to the most directly comparable GAAP financial measures because certain items required for the forecast of such GAAP financial measures; including fair value adjustments to acquisition-related earn-out liabilities and gains and losses on investment in common stock warrants, cannot reasonably be estimated or predicted at this time.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net income attributable to common stockholders	$4,442	$8,052	$15,764	$17,126
Equity in loss of unconsolidated entity	1,870	609	4,586	609
Provision for income taxes from continuing operations	3,918	5,612	12,565	10,939
Discontinued operations, net of tax	—	(138)	—	(333)
Other income, net	(738)	(1,625)	(2,002)	(2,870)
Depreciation and amortization	5,223	3,662	13,739	10,112
Acquisition and similar transaction charges	252	—	851	648
Fair value adjustments to acquisition-related earn-out liabilities	859	(200)	4,359	5,300
Share-based compensation expense	3,471	2,947	10,382	8,462

Adjusted EBITDA	$19,297	$18,919	$60,244	$49,993

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012		2011
Net income attributable to common stockholders	$4,442	$8,052	$15,764		$17,126
Equity in loss of unconsolidated entity	1,870	609	4,586		609
Discontinued operations, net of tax	—	(138)	—		(333)
Amortization of acquisition-related intangibles, net of tax	1,030	946	2,611		2,644
Acquisition and similar transaction charges, net of tax	155	—	525		405
Fair value adjustments to acquisition-related earn-out liabilities, net of tax	530	(121)	2,690		3,317
Gain/loss on investment in common stock warrants, net of tax	—	(663)	68		(663)
Share-based compensation expense, net of tax	2,142	1,777	6,406		5,224

Adjusted net income	$10,169	$10,462	$32,650		$28,329

		Three Months Ended	Nine Months Ended
		December 31,		December 31,

	2012	2011	2012		2011

GAAP earnings per diluted share	$0.12	$0.23	$0.44		$0.50
Equity in loss of unconsolidated entity	0.05	0.02	0.13		0.02
Discontinued operations, net of tax	—	—	—		(0.01)
Amortization of acquisition-related intangibles, net of tax	0.03	0.03	0.07		0.08
Acquisition and similar transaction charges, net of tax	0.01	—	0.01		0.01
Fair value adjustments to acquisition-related earn-out liabilities, net of tax	0.01	(0.01)	0.08		0.10
Gain/loss on investment in common stock warrants, net of tax	—	(0.02)	—		(0.02)
Share-based compensation expense, net of tax	0.06	0.05	0.18		0.15

Non-GAAP earnings per diluted share	$0.28	$0.30	$0.91		$0.83

Web and Conference Call Information

As previously announced, the Company will hold a conference call to discuss its third quarter performance this evening, February 6, 2013, at 5:30 p.m. Eastern Time. The conference call will be available via live web cast on the Company’s website at www.advisory.com/IR. To participate by telephone, the dial-in number is 888.317.6016. Participants are advised to dial in at least five minutes prior to the call to register. The web cast will be archived for seven days from 8:00 p.m. Eastern Time on Wednesday, February 6, until 11:00 p.m. Eastern Time on Wednesday, February 13, 2013.

About The Advisory Board Company

The Advisory Board Company is a global research, technology, and consulting firm partnering with 150,000 leaders in 3,700 organizations across health care and higher education. Through its innovative membership model, the Company collaborates with executives and their teams to elevate performance and solve their most pressing challenges. The Company provides strategic guidance, actionable insights, web-based software solutions, and comprehensive implementation and management services. For more information, visit the firm’s website, http://www.advisory.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including the Company’s expectations regarding its revenue, non-GAAP earnings per diluted share, adjusted EBITDA, share-based compensation expense, amortization of acquisition-related intangibles, and effective tax rate for calendar year 2013 are based on information available to the Company as of February 6, 2013, the date of this news release, as well as the Company’s current projections, forecasts, and assumptions, and involve risks and uncertainties. You are hereby cautioned that these statements may be affected by certain factors, including those set forth below. Consequently, actual operations and results may differ materially from the results discussed or implied in the forward-looking statements, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ materially from those indicated or implied by forward-looking statements include, among others, changes in the financial condition of the health care industry, our dependence on renewal of membership-based services, the need to attract new business and retain current members and qualified personnel, new product development, competition, risks associated with the Company’s software tools and management and advisory services, risks relating to privacy, information security, and other health care-related laws and standards, maintaining our third party provider relationships and strategic alliances, our ability to license technology from third parties, impairment of goodwill, and various factors related to income and other taxes, as well as other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012, and subsequent reports filed with the Securities and Exchange Commission, all of which are available for review on the Company’s website at www.advisory.com/IR and at the Securities and Exchange Commission’s website at www.sec.gov. Additional information will also be set forth in the Company’s Report on Form 10-Q for the quarter ended December 31, 2012, which will be filed with the Securities and Exchange Commission in February 2013.

Accordingly, readers are cautioned not to place undue reliance on forward-looking statements made in this news release, which speak only as of the date of this news release. The Company does not undertake to update any of its forward-looking statements, whether as a result of circumstances or events that arise after the date they are made, new information, or otherwise.

# # #

THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
AND OTHER OPERATING STATISTICS
(In thousands, except per share data)

	Three Months Ended		Selected	Nine Months Ended		Selected
	December 31		Growth	December 31		Growth
	2012	2011	Rates	2012	2011	Rates
Statements of Income
Revenue	$116,231	$98,458	18.1%	$331,131	$269,862	22.7%

Cost of services, excluding depreciation and amortization
(1) (2) (4)	63,123	51,501		178,478	144,415
Member relations and marketing (1)	21,826	18,400		62,431	54,770
General and administrative (1) (3)	16,567	12,385		45,678	35,094
Depreciation and amortization (4)	5,223	3,662		13,739	10,112
Operating income	9,492	12,510		30,805	25,471
Other income, net	738	1,625		2,002	2,870

Income from continuing operations before
provision for income taxes and equity in
loss of unconsolidated entity	10,230	14,135		32,807	28,341
Provision for income taxes	(3,918)	(5,612)		(12,565)	(10,939)
Equity in loss of unconsolidated entity	(1,870)	(609)		(4,586)	(609)

Net income from continuing operations	4,442	7,914		15,656	16,793
Discontinued operations:
Net income from discontinued operations	-	138		-	333

Net income before allocation to
noncontrolling interest	4,442	8,052		15,656	17,126
Net loss attributed to noncontrolling interest	-	-		108	-
Net income attributable to common
stockholders	$4,442	$8,052		$15,764	$17,126

Earnings per share — Basic
Net income from continuing operations
attributable to common stockholders	$0.13	$0.24		$0.46	$0.52
Net income from discontinued operations
attributable to common stockholders	$-	$0.00		$-	$0.01

Net income attributable to common
stockholders per share — Basic	$0.13	$0.24		$0.46	$0.53
Earnings per share — Diluted
Net income from continuing operations
attributable to common stockholders	$0.12	$0.23		$0.44	$0.49
Net loss from discontinued operations
attributable to common stockholders	$-	$0.00		$-	$0.01

Net income attributable to common
stockholders per share — Diluted	$0.12	$0.23		$0.44	$0.50
Weighted average common shares outstanding
Basic	34,949	32,952		34,597	32,596
Diluted	36,385	34,938		36,231	34,368
Contract Value (at end of period) (5)	$450,027	$380,684	18.2%
Percentages of Revenues
Cost of services, excluding depreciation and amortization
(1) (2) (4)	54.3%	52.3%		53.9%	53.5%
Member relations and marketing (1)	18.8%	18.7%		18.9%	20.3%
General and administrative (1) (3)	14.3%	12.6%		13.8%	13.0%
Depreciation and amortization (4)	4.5%	3.7%		4.1%	3.7%
Operating income	8.2%	12.7%		9.3%	9.4%
Net income	3.8%	8.2%		4.8%	6.3%

(1)	During the three and nine months ended December 31, 2012, the Company recognized approximately $1.0 million and $3.0 million in cost of services, approximately $0.7 million and $2.0 million in member relations and marketing, and approximately $1.8 million and $5.4 million in general and administrative expense for share-based compensation. During the three and nine months ended December 31, 2011, the Company recognized approximately $0.9 million and $2.6 million in cost of services, approximately $0.6 million and $1.6 million in member relations and marketing, and approximately $1.5 million and $4.3 million in general and administrative expense for share-based compensation. The Company has recorded all these expenses in the same line items as other compensation paid to the relevant categories of employees.

(2)	During the three and nine months ended December 31, 2012, the Company recognized approximately $0.9 million and $4.4 million in cost of services relating to fair value adjustments of acquisition-related earn-out liabilities. During the three and nine months ended December 31, 2011, the Company recognized approximately ($0.2) million and $5.3 million in cost of services relating to fair value adjustments of acquisition-related earn-out liabilities.

(3)	During the three and nine months ended December 31, 2012, the Company incurred approximately $0.3 million and $0.9 million of acquisition and similar transactions charges in general and administrative expense. During the nine months ended December 31, 2011, the Company incurred approximately $0.6 million of acquisition and similar transactions charges in general and administrative expense.

(4)	Beginning in the quarter ended June 30, 2012, the Company began classifying all depreciation and amortization in the income statement line item “Depreciation and amortization.” Prior to this, amortization from intangibles was included in cost of services. Prior period amounts have been reclassified for comparability. Cost of services therefore excludes $1.4 million and $3.8 million of amortization from intangible assets during the three and nine months ended December 31, 2011, respectively, which is included in depreciation and amortization.

(5)	Contract value as of December 31, 2011 excludes $5.9 million from discontinued operations.

THE ADVISORY BOARD COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	March 31,
	2012	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$81,743	$60,642
Marketable securities, current	16,792	4,823
Membership fees receivable, net	367,880	281,584
Prepaid expenses and other current assets	8,625	6,705
Deferred income taxes, current	8,888	7,255
Total current assets	483,928	361,009
Property and equipment, net	65,344	49,653
Intangible assets, net	33,353	19,384
Goodwill	95,427	74,235
Deferred incentive compensation and other charges	63,263	53,369
Deferred income taxes, net of current portion	3,908	7,655
Investment in unconsolidated entity	4,076	8,662
Other non-current assets	6,390	9,000
Marketable securities, net of current portion	117,980	122,621
Total assets	$873,669	$705,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenues, current	$396,000	$313,958
Accounts payable and accrued liabilities	61,122	57,529
Accrued incentive compensation	18,646	18,691
Total current liabilities	475,768	390,178
Deferred revenues, net of current portion	112,948	78,498
Other long-term liabilities	18,928	19,865
Total liabilities	607,644	488,541

Redeemable noncontrolling interest	100	—
The Advisory Board Company’s Stockholders’ equity:
Common stock	351	235
Additional paid-in capital	360,943	315,648
Retained (deficit) earnings	(97,208)	189,742
Accumulated elements of other comprehensive income	1,947	1,206
Treasury stock	—	(289,784)
Total stockholders’ equity controlling interest	266,033	217,047
Equity attributable to noncontrolling interest	(108)	—

Total stockholders’ equity	266,025	217,047

Total liabilities and stockholders’ equity	$873,669	$705,588

THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income before allocation to noncontrolling interest	$15,656	$17,126
Adjustments to reconcile net income before allocation to
noncontrolling interest to net cash provided by operating activities:
Depreciation and amortization	13,739	10,660
Deferred income taxes	(1,335)	(1,914)
Excess tax benefits from stock-based awards	(11,755)	(2,796)
Stock-based compensation expense	10,383	8,462
Amortization of marketable securities premiums	1,472	850
Loss (gain) on investment in common stock warrants	110	(1,100)
Equity in loss of unconsolidated entity	4,586	609
Changes in operating assets and liabilities:
Membership fees receivable	(84,582)	(85,777)
Prepaid expenses and other current assets	(1,772)	1,262
Deferred incentive compensation and other charges	(9,894)	(8,404)
Deferred revenues	115,486	105,312
Accounts payable and accrued liabilities	27,543	13,228
Acquisition-related earn-out payments	(3,011)	—
Accrued incentive compensation	(45)	3,250
Other long-term liabilities	(3,437)	6,425

Net cash flows provided by operating activities	73,144	67,193

Cash flows from investing activities:
Purchases of property and equipment	(25,379)	(22,650)
Capitalized external use software development costs	(2,555)	(2,010)
Cash paid for acquisitions, net of cash acquired	(31,887)	(16,829)
Investment in unconsolidated entity	—	(10,000)
Redemptions of marketable securities	35,220	16,000
Purchases of marketable securities	(42,889)	(31,748)
Net cash flows used in investing activities	(67,490)	(67,237)

Cash flows from financing activities:
Proceeds from issuance of stock from exercise of stock options	21,580	22,980
Repurchase of shares to satisfy minimum employee tax withholding	(3,844)	(1,266)
Contributions from noncontrolling interest	100	—
Proceeds from issuance of stock under employee stock purchase plan	255	162
Excess tax benefits from stock-based awards	11,755	2,796
Acquisition-related earn-out payments	(1,400)	—
Purchases of treasury stock	(12,999)	(6,580)
Net cash flows provided by financing activities	15,447	18,092

Net increase in cash and cash equivalents	21,101	18,048
Cash and cash equivalents, beginning of period	60,642	30,378
Cash and cash equivalents, end of period	$81,743	$48,426